Exhibit 10.11

December 17,2009

Mr. Scott Olmstead
Paneltech International LLC
2999 John Stevens Way
Hoquiam, WA 98550

Re:                    DEFAULT AND FORBEARANCE AGREEMENT
Loan No.:         100012004

Dear Mr. Olmstead:

By letter dated October 22. 2009. ShoreBank Pacific ("Bank") notified Paneltech International LLC ("Borrower"), that it was in default under the Business Loan Agreement ("Loan Agreement") dated January 26, 2001, as amended, because it had violated certain of the Affirmative Covenants contained in that agreement, and that, as a result, it was also in default under the Promissory Note ("Note") of the same date. As of this date, Bank is also notifying Borrower that it was in default under the same Business Loan Agreement for ihe following covenant violations, as measured by financial statements as of October 31,2009 provided to Bank from the Borrower:

●	Maintain a Current Ratio in excess of 1.20 to 1.00 as measured at the end of each month.

●	Maintain Working Capital in excess of $500M at all times and as measured at the end of each month.

As of October 31, 2009:

Current Ratio: 1.12 Working Capital: $342M

On behalf of the Borrower, you have requested that the Bank forbear or waive exercising its default rights and remedies and allow the Borrower an opportunity to cure its default. The Bank will agree to waive the default of the Current Ratio and Working Capital covenant and Forbear and reset the Debt Service Coverage covenant as stated in the Change in Term Agreement, provided:

(1)
The Borrower acknowledges that it is in default under the Loan Agreement and the Note for the reasons stated herein, and has no defense to any action to enforce the Loan Agreement or Note, nor any claim by which to assert as a setoff against the Indebtedness.

(2)
As consideration for the Bank's forbearance, the Borrower agrees to pay fees as specified and required in the associated Change in Terms document dated December 17. 2009 to the Bank, which sum shall be delivered to the Bank concurrently with the aforementioned Change in Terms agreement, together with the original version of this letter countersigned by Borrower's authorized representative in the space provided below, no later than December 24, 2009. If Borrower fails to timely deliver the payment and the countersigned letter to the Bank, then this Forbearance Agreement shall have no force and effect, and the Bank may proceed forthwith to enforce the Loan Agreement and Related Documents.

(3)
The Borrower acknowledges that time is of the essence in the performance of the Loan Agreement and subsequent Change in Terms agreements, as amended, and that it shall cure the Debt Service Coverage default no later than February 28. 2010. The Borrower agrees that the Bank may exercise its default rights and remedies immediately and without further notice if the Borrower fails to cure the default within the time provided herein.

(4)
The Borrower acknowledges that this Forbearance Agreement, the Loan Agreement, and the Related Documents are the only agreements between the parties, and that there are no other agreements, promises, representations, or understandings between the parties, either written or oral, other than what is expressed in this Forbearance Agreement, the Loan Agreement, and the Related Documents.

(5)
The Borrower agrees that the Loan Agreement and Related Documents remain in full force and effect and that this Forbearance Agreement shall not be deemed to operate as a waiver of any of the Bank's rights and remedies thereunder.

Please execute and return this original, together with the required payment. Borrower's signature in the space provided below shall operate as the unconditional acceptance of the above terms and conditions.
Sincerely,
ShoreBank Pacific

Dustin Mead Vice President

IT IS SO ACCEPTED:

By:
Title: